Ex. 99.1

Silvergate Capital Corporation
Q1 2021 Earnings Conference Call
Tuesday, April 20, 2021 at 11:00 a.m Eastern

CORPORATE PARTICIPANTS
Lauren Scott - Investor Relations
Alan Lane - President and Chief Executive Officer
Tony Martino - Chief Financial Officer
Ben Reynolds - Chief Strategy Officer

PRESENTATION

Operator
Good day and welcome to the Silvergate Capital Corporation first quarter 2021 earnings conference call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one. Please note that this event is being recorded.

I would now like to turn the conference over to Lauren Scott of Silvergate Investor Relations. Please go ahead.

Lauren Scott
Thank you, operator, and good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation first quarter 2021 earnings call. With me here today are Alan Lane, our Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, our Chief Strategy Officer. As a reminder, a telephonic replay of this call will be available through 11:59 p.m. Eastern Time on May 4, 2021. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about management’s future expectations, beliefs, estimates, plans, and prospects. Such statements are subject to a variety of risks, uncertainties, and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Additionally, during today’s call we will discuss certain non-GAAP measures, which we believe are useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. A reconciliation of these non-GAAP measures to the most comparable GAAP measure can be found in our earnings release. Now I would like to turn the call over to Alan.

Alan Lane
Thank you, Lauren, and good morning, everyone. We started 2021 on a very strong note, driven by growing demand for our digital currency solutions powered by the Silvergate Exchange Network, or SEN. In the first quarter activity on the SEN continued to grow at a record pace with nearly 167,000 transactions and more than $166 billion in SEN volumes, up 84% on a sequential basis. Transaction revenue from digital currency customers increased 87% from last quarter to $7.1 million. The number of customers on the SEN platform expanded to more than 1,100, representing record sequential growth as we added 135 new customers during the quarter. Importantly, our pipeline of potential new digital currency customers remains robust as we continue to benefit from the strong network effects created by the SEN.

Last year we introduced our collateralized lending product called SEN Leverage, through which institutional investors received U.S. dollar financing by entering into a loan agreement with
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Tuesday, April 20, 2021, 11:00 AM Eastern

Silvergate, and Silvergate uses the SEN to fund the loans. We have seen a great deal of market demand, and, as of quarter end, we had approved lines of credit totaling $197 million versus $83 million at the end of the year. We are still in the early stages of scaling SEN Leverage, and at the end of March we announced that Coinbase Custody and Fidelity Digital Assets will be two new custodians holding the borrower's Bitcoin as collateral in a segregated account. We are very excited about these diverse partnerships and the additional partnerships to come as we create a network of custodians to provide our institutional investor clients with more choice and greater access to capital. As more institutional participants adopt digital currencies, we have also seen an influx of deposits from investors who require the ability to move U.S. dollars in real time 24 hours a day, 7 days a week.

Average deposits from digital currency customers in the first quarter grew by $3.8 billion to $6.4 billion, compared to an average of $2.6 billion in the fourth quarter of 2020. These continued significant deposit increases, coupled with our plans for further strategic growth, including the expansion of SEN Leverage, led us to launch an at-the-market, or ATM, equity offering in early March. The ATM program allows Silvergate to raise capital efficiently and only when needed to support our growth and invest in the development of new products to stay on the forefronts of the digital currency industry's evolution. I remain incredibly excited about Silvergate’s future, which I will discuss further in a few moments after Tony walks you through our financial results. Tony.

Tony Martino
Thank you Alan, and good morning everyone. As seen on Slide four, Silvergate reported first quarter net income of $12.7 million, or $0.55 per diluted share, up from net income of $9.1 million, or $0.47 per diluted share, in the fourth quarter of 2020, and up from net income of $4.4 million, or $0.23 per diluted share, for the first quarter of 2020. Increase in both comparisons was primarily driven by revenue growth with an increase in digital currency related fee income. We also saw higher noninterest expense due to increased investments for strategic growth and higher FDIC insurance expense caused by both the rate of growth and the absolute level of our deposits.

In addition, we had an income tax benefit of $1.2 million for the quarter, which was driven by $4.1 million, or $0.18 per share, benefit from stock option exercises in the quarter. Net interest income was up 5% compared to last quarter and up 49% compared to the same period last year. Net interest margin, which I'll discuss in more detail in a moment, came in at 1.33%. Our allowance for loan losses remained at $6.9 million, representing 94 basis points relative to loans held for investment.

Turning to Slide five, deposits were $7 billion at March 31, 2021, a significant increase from $5.2 billion at December 31, 2020, driven by an increase in deposits from digital currency exchanges, institutional investors, and digital asset and other FinTech related customers, with elevated client activity evidenced by the record volume SEN transactions during the quarter. As a reminder, our deposits from digital currency customers can fluctuate, as our customers in this industry typically carry higher balances over the weekend to take advantage of the 24/7 availability of the SEN. Noninterest bearing deposits totaled $6.9 billion, representing approximately 98% of total deposits at the end of the quarter, as we continue to focus our deposit-gathering strategy on digital currency customers. As a result, our weighted average cost of deposits for the quarter was essentially zero.

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Tuesday, April 20, 2021, 11:00 AM Eastern

Turning to Slide six, net interest margin was 1.33% for the first quarter compared to 2.85% in the fourth quarter of 2020 and 2.86% for the first quarter of last year. While we grew loans in the quarter, the decline in NIM was driven by higher cash balances in our asset mix as a result of the significant deposit growth I just mentioned. In addition, securities yields were impacted by lower interest rates on new securities purchased during the quarter, reflecting the current interest rate environment.

Turning to the next slide, Slide seven, noninterest income for the first quarter of 2021 was $8.1 million, an increase of $3.2 million, or 67%, from the prior quarter, driven by an increase in fee income from digital currency customers. Noninterest income increased $3.2 million, or 64%, from the first quarter of 2020, driven by an increase in fee income from digital currency customers and higher mortgage warehouse fees, partly offset by lower gains on sales of securities, extinguishment of debt, and sales of loans.

In the first quarter, digital currency fee income was $7.1 million, up 87% sequentially and up 317% year-over-year, as we continue to see increased transaction volume from our digital currency customers. Turning to Slide eight, noninterest expense for the quarter was $19.6 million, up $2 million from the fourth quarter of 2020 and up $5.7 million compared to the first quarter of 2020. The increase in both comparisons is driven by continued investments to drive our strategic growth initiatives, as well as higher Federal Deposit Insurance expense related to our significant deposit growth.

Turning to Slide nine, our securities portfolio totaled $1.7 billion, with a yield of 2.08% for the first quarter, up 780 million from a balance of $939 million at the end of the fourth quarter of 2020, with a corresponding yield of 2.43%. Year-over-year, securities increased $750 million. Our total loans at March 31, 2021 were $1.6 million, up $12.9 million, or 4.8%, compared to the fourth quarter and up $511.2 million, or nearly 46%, compared to the first quarter of 2020.

Loan balances continue to benefit from strong growth in SEN Leverage, as well as historically elevated mortgage warehouse balances. Overall, the credit quality of our loan portfolio remains strong. Nonperforming assets totaled $5.3 million, or 7 basis points, relative to total assets at March 31, 2021, a decrease from 9 basis points relative to total assets at December 31, 2020.

On Slide 10, you can see a breakdown of the loan to value ratios for commercial and multi-family real estate loans along with our one-to-four family residential real estate loans. At the end of the first quarter, our weighted average LTV was 53% in our commercial and multi-family portfolio and 54% in our one-to-four family residential real estate portfolio. As I’ve said in the past, the levels at which we maintain our portfolios is key to supporting the amount of allowance for loan losses.

Slide 11 provides a more detailed view of our loan portfolio and an update on COVID-19 modifications. We continue to work closely with our borrowers to provide support in the current environment. On a case-by-case basis, we've provided commercial and one-to-four family borrowers a payment deferral based on demonstrated need. As of March 31, 2021, modifications totaled $65 million, or 8.9% of our total loans held for investment.

Before diving into our capital ratios on Slide 12, I wanted to touch on the two equity offerings we completed in 2021. In January, we completed an underwritten public offering of 4.5 million shares at a price of $63 per share, with net proceeds to the company of $272.4 million after
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underwriting discounts and offering expenses. As Alan previously mentioned, we then launched a $300 million at-the-market offering program at the beginning of March. On March 11th, we sold nearly 1.3 million shares at an average price of $118.39 under the ATM program. The transaction resulted in net proceeds of $151.1 million.

Now, turning to our capital ratios. Our Tier 1 leverage ratio was 9.68% at the company level, and 9.5% at the bank level, with the bank ratio well in excess of the 5% minimum ratio to be considered well capitalized under Federal Banking Regulations. Our total risk-based capital ratio of 55.41% increased significantly compared to last quarter due to the increase in capital. Our loan-to-deposit ratio was 23.22% at the end of the quarter, as loan growth was more than offset by significant increase in deposits during the quarter.

With that, I would like to hand it back to Alan for closing remarks.

Alan Lane
Thanks, Tony. Every day, the digital currency industry is growing rapidly, which is an exciting opportunity for Silvergate to continue to provide innovative solutions to our customers. As you can see on Slide 13, the network effects created by the SEN create multiple avenues for growth from payments to lending to funding. Silvergate remains well positioned to provide critical infrastructure for stablecoin offerings, in addition to foreign currency exchange and cash management solutions for our digital currency deposit customers. As I mentioned earlier, we continue to expand our SEN Leverage products while creating a network of digital asset custody partners, providing our customers with additional choices and enhanced capital flexibility. We are continuously working to expand our product offerings to provide solutions that our customers are asking for. I believe we are in the early stages of a tremendous opportunity in the digital currency industry, and I remain incredibly excited about our path forward. I look forward to sharing additional updates on our strategic growth initiatives in the coming quarters.

And with that, I would like to ask the operator to open the line for any questions. Operator?

Operator
We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touchtone phone. If you’re using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. And at this time, we'll pause momentarily to assemble the roster.

And our first question today will come from Joseph Vafi with Canaccord. Please go ahead.

Joseph Vafi
Hi, guys. Good morning. Great to see some nice results here. Maybe we can kind of just first start on the relationships with Fidelity and Coinbase. I know, Alan, you mentioned there may be some possibility that there may be others in the marketplace. And I think part of your competitive advantage here is your low cost of capital relative to perhaps other lending solutions in the marketplace. I was wondering if you could expand a little bit more on why these partners chose to partner with you. And then the larger opportunity here and how you think you'll be able to maybe fulfill what could be quite large demand from these partners relative to your bank model and being able to stay well within your regulatory guidelines?

And then maybe I’ll have a quick follow up after that.
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Tuesday, April 20, 2021, 11:00 AM Eastern

Alan Lane
Sure. Thanks for the question Joe, and good morning. So, yes, we are very excited about the partnerships with Coinbase Custody and Fidelity Digital Assets. I've talked about this a little bit here recently, the fact that what we're really trying to do is create a network of custodians that are partnering with Silvergate and then partnering with our respective customers, so that our customers have more choice and—essentially one of the biggest risks in digital assets is when you're moving the digital asset because, as you know, Bitcoin is a digital bearer asset. And so, if you've got your Bitcoin in custody somewhere and you trust that custodian, then you don't really want to move it from one custodian to another. And so, our vision for this is that we will create a network of custodians to offer our customers more choice. So, that if they've already chosen Coinbase Custody as their preferred custodian partner or if they've chosen Fidelity or one of our first partners, Bitstamp or Anchorage and, as you mentioned—as I mentioned earlier, we have others in the pipeline, our customers will not have to move their Bitcoin in order to borrow against it.

So, it's—these are, again, foundational building blocks, so that we can really ramp this up. And the actual number growth in terms of the outstandings—in the outstandings are right on target. We're actually a little ahead of target, I would say, thanks to the ability to raise capital, which gives us the opportunity to grow a little bit more quickly. But that's the vision. And let me ask Ben if he has anything he wants to add to that before we move on to the next question.

Ben Reynolds
Yes, thanks. Thanks, Alan and good morning, Joe. So, for those that may have missed it, we announced these partnerships with Coinbase and Fidelity during March. And so, those came late in the quarter, and we didn't really see additional commitments as related—as part of those relationships in the first quarter. But we are extremely excited about this next generation of the product, which will allow our customers to post additional collateral within a 24 hour window, while ensuring that Silvergate has possession of the Bitcoin and the ability to liquidate it if need be. So, the benefit of these relationships to Silvergate is that both Coinbase and Fidelity have a diverse group of existing customers that are long Bitcoin, looking for leverage and may not be existing customers of Silvergate. So, it gives us another avenue to grow our customer base.

I think part of your question, Joe, was around framing the opportunity. And so, one way that we look at that is that the total market value of Bitcoin grew by approximately $500 billion during the first quarter alone. And at the same time, we're not aware of any significant new competitors that are willing to provide U.S. dollar funding that's collateralized by Bitcoin. So, while the asset values of Bitcoin and the demand for leverage increase significantly, the supply of U.S. dollars for funding of the leverage remain constant.

So, as Alan mentioned, we're really excited about the opportunity going forward. The last thing I'll say on this topic is that, as of quarter end, we had less than 10% of our existing 695 institutional investor customers that were utilizing the product, and we believe that almost all of them are still looking for more efficient capital.

Operator
And our next question will come from Michael Perito with KBW. Please go ahead.

Michael Perito
Hi. Good morning, guys. Thanks for taking my questions.
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Tuesday, April 20, 2021, 11:00 AM Eastern

Alan Lane
Good morning, Mike.

Michael Perito
I’m going to start on the balance sheet. I mean, it’s—having over two-thirds of the average earning assets in cash obviously doesn't seem like something that I imagine would be the case longer term. I mean, I know you guys are conservative when levering these digital currency deposits as they come in, but, at the same time, seeing you guys raise the capital and I think your deposits for only 1% of the dollars moved on an annualized basis on the SEN in the first quarter. So, I mean, it doesn't seem like the deposit base is overly elevated or inflated here. So, I'm just curious if you can give us any update on how you guys are thinking about the liquidity position of the bank and what we can expect in terms of timing, and as that is deployed? And I guess I'll stop there and ask my follow up after.

Alan Lane
Sure. Let me touch a little bit on the loan portfolio portion of the balance sheet, and then I'll ask Tony to comment on the securities portfolio. But first, you're absolutely right, Mike. I mean, we would absolutely hope to grow the loan portfolio over time. And I would say that primary area of growth would be the area we just talked about in answering the previous question around looking at SEN Leverage where we're really—at a high level, we're looking to take these digital currency deposits and redeploy them back into the cryptocurrency ecosystem. And in order to do that, we want to make sure that we have a diverse group of partners with whom we are spreading the risk if you will on the digital asset custody front.

And then, the other area which we've been really pleased to see some growth in over the last few quarters is in our mortgage warehouse area, which, as we've talked about in the past, is a very good complement to the potential short duration on the deposit side. It is very difficult to grow mortgage warehouse, because it's really more—we're kind of at the whims of the refi market at this point. But we are growing our commitment lines with existing customers and then adding customers there as well. So, those are the two areas that I think you can continue to expect growth would be SEN Leverage and mortgage warehouse. And let me ask Tony to comment on the securities portfolio.

Tony Martino
Sure. Thanks, Alan. Good morning, Mike. So, as you may have alluded, for us, high quality and flexibility are more important factors than short-term yields. And you'll note 98% of our portfolio—of our investment portfolio was rated AA or AAA. So, we've invested significantly over the quarter. Our portfolio has increased to about $1.7 billion, with purchases more weighted towards the end of the quarter, and about two-thirds of those purchases were at adjustable rates.

So, as I said and as Alan alluded to, the focus continues to be on diversification. SEN Leverage gives us a nice yield on the lending side. It's balanced with the securities, but we've also given you an indication of a high low on the deposits. And so, we want to maintain a good liquidity profile. Having said that, we do have a lot of secondary liquidity borrowing capacity available. So, we do have opportunity to increase the investment portfolio.

Michael Perito
And that—and it's—and that is a—it sounds like an ongoing process. I mean, obviously, the period end investment book, like you said, hit north of $1.7 billion. I mean, it's fair for us to think
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that that process has continued as the last few weeks have transpired. And I guess the reason I'm harping on is just because, I mean, there's—I guess there's a fine line right between conservatism and leaving a lot of dollars on the table that can be reinvested for growth, et cetera. So, just kind of curious if that process has continued as it looks like it has towards the end of the first quarter based on the end of period balance sheet.

Tony Martino
Yes, Mike.

Alan Lane
I'm sorry, Tony. Let me jump back in here for a second, because—you're absolutely right Mike. We are walking that line between conservatism and not wanting to leave money on the table. Having said that, I've been in this industry—in this banking industry for 40 years, and we want to be prudent. And prudent doesn't mean we're cowering here, but, if and when rates start to rise, we want to make sure that we haven't stretched for yield in the lowest possible interest rate environment in my career.

And so, as the deposits grow and we are comfortable that they're stable and we're getting a good feel for the opportunity with SEN Leverage and with mortgage warehouse. We are stepping out in the investment portfolio, and you've seen some of the results of that in the first quarter, and that will continue. And, again, we're balancing between some adjustable rate securities and then going out for some longer term to get a little bit of yield. But always mindful of the overall interest rate risk exposure on the balance sheet.

Michael Perito
Very helpful. Thank you. And point taken, as well, Alan. So, appreciate the comments and Tony, as well. Just one last one for me. I was curious if you can give a little bit more color on—the digital currency related fee growth was really strong in the quarter. Obviously, you guys added a lot of customers. The pipeline seems as strong as it's been probably in the last few years for more customers. Can you maybe just break out a little bit more of what some of the bigger drivers of that increase were? I’m curious if there's—is there any pickup or expected pickup from the stablecoin payment stuff you guys are doing that could potentially be additive to that as the year progresses here. Any additional color there would be great. Thank you.

Alan Lane
Yes. Thanks for pointing out the—excuse me, the growth in fee income because that's something that we've—our team has really been working hard on, and it's great to see that coming to pass here. And it is, in the areas that we've historically mentioned, the biggest growth area is cash management fees. And as you can imagine, while we don't charge for SEN—and so, when you see that that explosive growth in SEN transactions, you can anticipate that there's been a lot of movement in addition to SEN, wires and ACH activity coming and going in the first quarter that has attributed to the growth in fee income. But we've also had strong growth in the foreign currency exchange area. And then, I will say that we haven't seen a lot of growth in stablecoin fee income yet. That is something that is—that we are working around the clock on with some pretty exciting opportunities. Unfortunately, we're not in a position to share anything there at this time, but we do see the stablecoin opportunity as an opportunity to significantly grow our fee income in the future.

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Tuesday, April 20, 2021, 11:00 AM Eastern

Michael Perito
Great. Thank you, guys, for taking my questions. I'll let someone else jump in. Appreciate it.

Alan Lane
Thanks, Mike.

Operator
And our next question will come from George Sutton with Craig Hallum. Please go ahead.

George Sutton
Thank you. So, with the $660 plus billion run rate for this network size, I'm curious how you think of the growth there? Are you—do you look at it from a run rate perspective as we look out to Q2 and Q3 and building from there? And then as I look at your Slide 13, and apologies for anybody who doesn't have that up, but you sort of list the different opportunities for growth. I'm curious—and maybe this a—best question for Ben is, what does this slide look like in six months?

Alan Lane
Yes, George. Good morning. Before I ask Ben to comment on the second part of your question there, I do just want to say so on what might be—you might be referring to Slide three for the first part of your question, which is that explosive growth in SEN transfers in the fourth—in the first quarter, which was $166 billion in the first quarter. We expect that ramp to continue. So, we're candidly not looking at it as a run rate per se but as another stop on the journey with more growth. And part of the reason we have confidence in saying that is because of the customers that we added during the first quarter. We added more customers in the first quarter of 2021 than we've added in any other quarter. And—since we've been doing this business. And even with that, our pipeline is as strong or stronger than it's been in the last year or so. And so, there are just a lot more folks coming into this space. And, as you're aware from previous conversations that we've had, it takes a while for these customers to get on boarded to those that are going to code to the API so they can participate in the SEN, and so we just see that that growth rate continuing.

And now let me turn it over to Ben for the question on Slide 13.

Ben Reynolds
Yes. So, as Tony mentioned, part of the increase in expenses during the quarter was caused by increases in R&D costs that we've had associated with new products that we're planning to launch in the coming quarters. We don't have any new products to announce today, but launching new products is something that we see as a critical piece of our growth strategy. We're really focused on adding value for our customers by creating products that solve problems for them and a sustainable competitive advantage for us, which means you won't see us spending millions of dollars in CapEx to build solutions that already exist in the marketplace. But instead, we'll build upon our existing platform, of which SEN is a key piece of that, to create new solutions for customers that solve their pain points.

I think it's important to note that last quarter we announced our custody offering, which we really see as a foundational piece of infrastructure that's required to scale our lending and stablecoin initiatives. So, today, just as a reminder, Silvergate provides each of the four regulated U.S.-based stablecoin issuers with 24/7 mint and burn capabilities over the SEN. That's a critical piece of infrastructure for the nature of commerce and payments.
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So, we'll look to expand those capabilities in the coming quarters and remain excited about the incredible opportunity in front of us to transform payments and the role that SEN can play in that. So, when you look at this at Slide 13, we have some pretty significant areas of potential growth there. So, I wouldn't say that there's anything to add to it at this point. But we think that the total addressable market associated with several of those opportunities is quite significant and enough to keep us busy for the rest of the year.

George Sutton
Great. One other quick question, if I could. You added 125 customers, which is up nicely, I'm curious what investments you're making to continue to increase that potential number. It looks like you never suffered for—from the demand side, from what we can tell. It's really the ability to bring those customers on board. So, I'm just curious how much expansion and capacity you're building there.
Alan Lane
Yes, George, we really—we don't have a bottleneck. Back in 2017, for those on the call that were following us back then, we absolutely—during that last crypto bull market, there—our pipeline—a lot of our prospective customers, we're calling it a waiting list. That does not happen in this environment. We have a very strong team. We can onboard customers as quickly as they can get us the information. It is—this is an institutional offering. So, it's a little bit different than a consumer platform-There are different standards for banking institutions. And so, as quickly as they can get us the information. And we have invested in technology. There's fully electronic. Folks can apply on the website. Obviously, we don't have branches. They upload the necessary entity documents. We've got a sandbox for the API that they can actually start playing with before they even show up to open an account. So, we've got the people and the technology to expand the customer base as quickly as they show up. So, that's not a bottleneck at all. And Ben—have I missed anything in that area?

Ben Reynolds
No, I think that's it—nothing to add on my part.

George Sutton
Thank you, guys.

Alan Lane
You bet.

Operator
And our next question will come from David Chiaverini with Wedbush Securities. Please go ahead.

David Chiaverini
Hi. Thanks. A couple of questions for you. I guess, starting with a follow up on the securities portfolio. You mentioned that two-thirds of the purchases were adjustable rate, which I'm assuming were at lower yields. Are you able to share what securities yields you're putting them on the books at?

Alan Lane
Yes, I'll go ahead and let Tony address that one. Thanks, Tony.

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Tuesday, April 20, 2021, 11:00 AM Eastern

Tony Martino
Yes, thanks. Thanks for the question, David. Yeah, in terms of the securities portfolio at year-end, about half of our portfolio was fixed rate, half of it was variable rate. And I won't comment on individual securities, but the majority of the securities purchased were agency mortgage backed securities. So, I think that could give you a good sense of what the yield would be. And as Alan said in the previous comments, I mean, we're—timing is a factor here and—in terms of how much you're going to invest in a period of time. So, we are looking across the yield curve and planning accordingly. So, hopefully that answers the question sufficiently.

David Chiaverini
Great. Thanks. And then moving on to SEN Leverage, a follow up there. You mentioned about—Ben mentioned about less than 10% of the 695 institutions are currently taking advantage of that product. How much—how does the pipeline look for some leverage, and where do you think that 10% could go in terms of indications of interest from your customer base?

Alan Lane
Yes, we—I think Ben mentioned we've got a pretty strong pipeline. I don't know, Ben, if you want to take that any further.

Ben Reynolds
Yes, so, I mean, one of the things—when you look at the industry as a whole prime brokerage and just the supply of U.S. dollars for funding of leverage is really constrained and at a time when the asset class is growing significantly. So, the institutional investors that we serve truly are institutions, and, as they trade other asset classes, they're using leverage in multiple different ways. And so, it's just so early, and, from talking with our customers, almost all of them are looking for greater capital efficiency and looking for leverage of some type. And so, it's hard to estimate, David, like what that could go to. Is it 50%? Is it 80%? Is it 95%? It's hard to say. But, from the conversations that we're having, we think it's 80% or higher. And so, we're going to look to continue to roll it out in a prudent way, as we have thus far.

David Chiaverini
Great. Thanks for that. And then my last question is more of a big picture question. Just on the competitive environment. Have—are you hearing of any new entrants, whether large or small, considering getting into the space around the cuspids of getting into the space? And what are you doing to improve your mode if that occurs?

Alan Lane
Yes, we occasionally hear of banks that are interested in coming in into the space. Having said that, I've also participated in a couple of webinars where people are presenting—folks in the industry are presenting to banks, and I can tell you it seems like it's still pretty far away in terms of most bankers understanding of this space. And so, I think there's still a pretty big gap. So, we're not seeing a lot of new entrants. And, David, I would say that our competitive advantage with it is and remains the SEN. That—the network effect that the SEN provides—and every time we add a customer, we added 135 customers in the first quarter. And not only do each of those new entrants get incredible value from participating in the SEN, but adding them also creates incremental value for every other network participant that—who is already on the SEN.

And then, as we add things like SEN Leverage-we started a couple of years ago, adding foreign currency exchange-and then adding SEN Leverage to provide additional products that our
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customers are using in conjunction with the SEN. It just makes them that much stickier. And so, I can't think of a better moat than a network effect. And creating a network of custodians for SEN Leverage will just be a further deepening of that moat, because, once you're on the SEN and you've got the ability to move U.S. dollars 24/7, and then you also have the ability to borrow and keep your Bitcoin at your custodian of choice, I think that's just going to be an incredibly strong and deep moat.

David Chiaverini
Great. Thanks very much.

Alan Lane
Thank you for the questions.

Operator
And our next question will come from Mike Del Grosso with Compass Point. Please go ahead.

Mike Del Grosso
Good morning. Congrats on a nice quarter. My question is around Slide 13, some of the stablecoin deposits and infrastructure. If I look at the total market cap of stablecoin outstanding quarter-over-quarter, it looks like they grew a bit faster than your digital currency deposit growth this quarter. Is there a portion of that market you're going after, or can you provide some color perhaps on some of the market segmentation from a deposit standpoint?

Alan Lane
Yes, Mike, that's a very good observation, and I really appreciate that question, because it allows us to emphasize where we are participating in this stablecoin opportunity. And that is on the transactional side. And going back to my answer to the previous question, the SEN network and the ability for our customers to buy and sell stablecoins and importantly for the issuers of those stablecoins to mint and burn stablecoins 24 hours a day, 7 days a week via the Silvergate API. We mentioned earlier that Silvergate is the transactional bank for all of the U.S. regulated stablecoin issuers, which is USDC issued by Circle and Coinbase-and then, you also have the Pax dollar, the Gemini dollar, and TrueUSD. All of them are SEN participants. All of them mint and burn their dollar tokens with the Silvergate API and the Slivergate exchange network.

And what we aren't doing is we are not seeking to hold the billions of dollars in excess deposits that are the reserves for those stablecoins. We're not seeking to hold those on our balance sheet. And to tie this back to some of the questions that we've had around our net interest margin and against the yields and they—and the large cash balances, if we were also trying to be the Reserve Bank for those U.S. dollars backing the stablecoins, our balance sheet could be double or triple the size that it is now. But we're in the lowest interest rate environment in my lifetime, and there's not a lot of places that you can go to earn yield on that excess cash other than some of the areas that that we're already in and that we're growing such as SEN Leverage.

And so, this is just a long-winded way of saying that we do not want to be the Reserve Bank for those deposits. We're providing critical infrastructure, and we're happy to let our customers seek other partners if you will to hold those balances and earn interest on them, because the stablecoin issuers—something that might not be obvious to everybody is the fact that the stablecoin issuers are—in order to have a viable business, they actually need to earn interest. In many ways, they're like a bank without a license, right. And so, they need a banking partner. But
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Tuesday, April 20, 2021, 11:00 AM Eastern

what they're attempting to do is earn interest on those deposits, and we don't pay interest. We are primarily the transactional bank. And so, let me pause there before going on further and see if that answered your question or if you have a follow up.

Mike Del Grosso
No, that's really helpful. I think there was an announcement this morning, and so—from one of the stablecoin issuers. And so, it's helpful to know that maybe those aren't exclusive relationships and that you're targeting more of the transactional nature. So, that's helpful color.

My follow up is on a broader question on digital currencies and commerce. I mean, this morning, we got an announcement of PayPal noting that Bitcoin purchases will now be enabled on Venmo. So, I mean, from my seat, that's a pretty significant milestone in terms of broader adoption. I think we can all understand the relationship between your institutional investor customers and the exchanges and how the SEN provides value there. But could you briefly outline what the role of Silvergate is and help me understand how Silvergate plays into some of the interactions when these payment platforms make some of these announcements? How does Silvergate fit in potentially enable—enabling commerce?

Alan Lane
Yes, I'm going to ask Ben to jump in here on that in just a second. But at a high level, let me just say that, first of all, I did see that announcement from Venmo. And, as you know, that was anticipated as the next step. But all of those institutional players who are providing the ability for their customers to buy Bitcoin, they need to source that Bitcoin somewhere. And they're likely going to need to source that through somebody who is already a SEN participant. And so, while we're not facing-off directly against the consumers, it's quite often that we are, in fact in the chain enabling institutional players to participate in the ecosystem via the SEN.

And I'll ask Ben if he wants to comment and give a couple of examples.

Ben Reynolds
Yes, I think one of the key distinctions is that, when you—I think the majority of people that are buying Bitcoin today are looking at it as digital gold or as an asset class as opposed to a payment rail. And some of that has to do with just the intrinsic nature of Bitcoin, the Bitcoin blockchain, the speed that it takes to update transactions, the cost that is—to use the Bitcoin blockchain, and also the sort of lack of stability in the value. And so, at Silvergate, we're big Bitcoin believers and have been for a long time and completely believe in that use case. Separately, though from that, you have the emergence of stablecoins or Central Bank digital currencies, which are really talking about, in most cases, U.S. dollars on a blockchain. And so, that rail does provide some of the things that Bitcoin doesn't in terms of stability, potentially speed to update, and then also the cost of on chain transactions.

And so, we think that both use cases will exist and are still early, and we see this massive opportunity of enabling dollars on a blockchain and ultimately doing that through the Silvergate exchange network through the 24/7 mint burn capabilities that are necessary in order to really make that grow. And so, while you look at the growth in stablecoins during the quarter, really over the last year, really the stablecoin use case so far is really focused on trading, on DeFi and those types of things. And it's really just starting to scratch the surface as it relates to commerce. And we think that there's just a massive opportunity broadly as it relates to blockchain based payments and for Silvergate to play a huge role in that.
Silvergate Capital Corporation
Tuesday, April 20, 2021, 11:00 AM Eastern

Mike Del Grosso
Understood. That's helpful. And I guess, my last one, and I'll hop back in the queue is a bit of a follow up on capital allocation. I mean, you've added 1.0—nearly 1.8 billion quarter-over-quarter in digital currency deposits, but we saw the cash on the balance sheet tick up I think about 1.4 billion quarter-over-quarter. What are some of the factors that we should look at or that you're considering as it relates to getting more comfortable putting that into the securities or loan book going forward? I understand you mentioned there was some conservativism this quarter, but is that relationship between deposit growth and cash you anticipate that holding? Or for any color, additional color there will be helpful? Thank you.

Alan Lane
Yes, I would not expect that the cash balance would stay at the level that you're seeing it. And it's not that we don't have comfort in putting the cash out. It goes back to what I was saying earlier just in terms of trying to be prudent about where we put it. And one of the things that I should also say is that—yeah, I mean, we could go out and load up on longer duration securities of higher yields and kind of juice the short-term earnings. But we really are and have always been focused on building a sustainable platform focused on the long-term. And as we see the demand and our ability to meet the demand for SEN Leverage, as we continue to grow the mortgage warehouse pipeline, we will calibrate the excess that we have over and above the loan demand and seek to put it out in higher yielding securities, always with the mindset going back to the—tying this back to the answer to the first question regarding stablecoins and the 24/7 nature of the SEN, and just the fact that our customers on the SEN are really counting on us to have a very liquid platform and the ability for them to move dollars 24 hours a day, 7 days a week.

And so, part of the reason we see growth in deposits is because, as the Bitcoin ecosystem expands, more and more customers are wanting to keep dollars in their account at Silvergate so they can take advantage of trading opportunities on nights and weekends. And so, all of that gets calibrated in how we manage our liquidity, and I'm very confident over time that we will be generating a nice net interest income in addition to the growing fee income base that we're enjoying.

Mike Del Grosso
Understood. Thank you.

Alan Lane
Thanks for the questions, Mike.

Operator
And our next question will come from Eugene Koysman with Barclays. Please go ahead.

Eugene Koysman
Good morning. I wanted to take another stab at the liquidity reinvested in the—in a bit of a different way that was discussed earlier. And namely, how much of the recent digital currency related the positive flows you think are sticky enough that you can begin moving them into securities and loans at this point?

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Tuesday, April 20, 2021, 11:00 AM Eastern

Alan Lane
Yes, Eugene, we really look at it a slightly different way. The way we look at it is not so much—how much of the most recent deposits are sticky enough, but rather how much liquidity do we need to maintain for our growing customer base? And, therefore then, what is the excess over and above that? So, it's a—it's just a slightly different way of saying the same thing. But suffice it to say that, when we experienced the rapid growth in the fourth quarter, we weren't sure how sticky that was going to be. The fact that we've added another 135 customers and they're all in various stages of joining the SEN, the fact that we've had ongoing deposit growth through the first quarter—and I'm sure it's not lost on you, Eugene. You've probably already done the math, but if our average deposits continued to grow in the first quarter, what does that mean for—we've mentioned the high and the low, and that's one of the ways that we look to calibrate this is what is the low point? What is the high point? And then, what is the average? We've—we started to share that with the broader community so that you can get a little bit better insight into how we're thinking about managing our liquidity going forward.

Eugene Koysman
Got it. And so, you talked about your high watermark of $8 billion through February in your ATM disclosures. Can you share with us your trajectory through March? Is that maintained?

Alan Lane
Yeah, I think I'll ask Tony to comment on the specifics. But I think we actually disclosed in the earnings release that our high for the quarter was $8.4 billion, which would indicate that that continued to grow. But, Tony, do you want to just refresh all those numbers for Eugene’s benefit?

Tony Martino
Yeah, that's correct. So, the average digital currency deposits were $6.4 billion. The low was $4.6 billion. The high was $8.4 billion, as Alan indicated.

Eugene Koysman
Got it. Thank you. And now just a more risk management question. I've gotten a lot of interest from investors on that. Given that we saw Bitcoin drop about 15% in the bid during the weekend, can you talk to how—and if there were any margin calls that results in collateral liquidation, and how will your risk management system was able to handle it? And then, also, what about your capacity to handle position liquidations in the market as you grow—as the portfolio grows larger?

Alan Lane
Yes, Eugene, that's a great question. And I'll ask Ben to comment on a little bit more of the specifics. But, first, just to frame this for you, I think you may recall that that we typically start our LTVs on SEN Leverage in the 65% range. And then, we would typically have a collateral coverage—margin call it if you will in the 75% to 80% range. And so, just based on that math alone, a 15% drawdown over the weekend, even if our customers were at the maximum of the LTV, would not have initiated a margin call. And we still have had no losses in this portfolio. We've not had any significant hiccups. But let me ask Ben if he wants to comment any further.

Ben Reynolds
Yes. And one of the considerations from, not just a growth perspective, but also from a risk management perspective is the use of multiple custodians. And so, in addition to Anchorage and
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Tuesday, April 20, 2021, 11:00 AM Eastern

Bitstamp, we now have Coinbase and Fidelity. And one of the factors that we look at there is how deep are the order books on those different platforms and what sort of access to market makers that they have. And so another factor there is that we're only making loans on Bitcoin because it is the most liquid market. And so, we have a number of those different controls in place, and we do a thorough evaluation of each of those partners before we launch these types of programs. But, as Alan mentioned, we haven't had any liquidations to-date and feel good about it overall.

Eugene Koysman
Got it. And do you have customer specific level look through in terms of different—the custodians, let’s say, if one customer is using multiple custodians to borrow on margin from you?

Ben Reynolds
We do have limits on single customer borrowings.

Ben Reynolds
Yes, so we do look at it on a, on a custodian-by-custodian basis, and we make sure that whatever the loan amount is that we have sufficient collateral at that partner to liquidate it if need be. So, we're not really doing any cross margining across exchanges or different partners. It really is on like a case-by-case basis where the appropriate amount of collateral is at the appropriate custodian that has the loan that's underwritten.

Eugene Koysman
Understood. And then, I have one last one, if I may. On capturing the stablecoin opportunity for minting and burning transactions, what do you—what do you view as your ultimate balance sheet size for Silvergate to be able to effectively compete with the much larger players that are currently servicing corporate customers through their typical GTS platforms, and who will eventually move into stablecoin space to follow these customers or moving money across border?

Alan Lane
Yes, not sure that I understand the question. So, we've talked about the fact that that our state—that our primary role in the stablecoin ecosystem is in the minting and burning, so not sure I understand the question.

Eugene Koysman
So, the question I guess is, let's say if there are corporate customers today that are moving $10 billion, $15 billion in one shot from one country to another, and they're currently using global transaction services, corporate partners. And if they were to move to stablecoin for these kinds of transactions, how big of a transaction are you able to support with your balance sheet? Do you need a sizable balance sheet for minting and burning?

Alan Lane
No, we do not need a sizable balance sheet, because we're not holding those reserves. And let me make sure that—I think you understand this, Eugene, so forgive me if what I say is obvious. But a corporate—a large corporate customer doing a transaction like you're describing, that would happen on the blockchain, in these open permissionless stablecoin protocols. So, they would already own the stablecoin. If they wanted to mint it through one of our partners, we
Silvergate Capital Corporation
Tuesday, April 20, 2021, 11:00 AM Eastern

would absolutely have the ability to do that. But the moving of the stablecoin from one party to another is not a—it's not a U.S. fiat leg. Those deposits can be sitting in reserve somewhere, and the transaction actually takes place on the blockchain.

Eugene Koysman
Got it. Alright. Thank you.

Alan Lane
You bet. Thanks for the questions.

Operator
And our next question will come from Joseph Vafi with Canaccord. Please go ahead. Are you there Joe? Perhaps your line is muted.

Joseph Vafi
Sorry about that, guys. Just a quick follow up circling back to Coinbase and Fidelity. Please explain—I mean, neither one of those companies is a financial slouch by any means. But clearly, they—and as you're commenting, Alan, it sounds like there may be more partnerships coming down the pike. Obviously, the SEN and the network effect is a positive driver for distribution of SEN Leverage and the like. But from a financial standpoint, maybe it'd be interesting to go a little bit more in cost of capital compared to those companies and them not providing that service directly and instead partnering with you? Thanks.

Alan Lane
Yes. So, that's a great question, and we probably haven't done a good job of making this point strongly enough. But back to some of the questions earlier about what are we going to do with all these deposits, the fact of the matter is, these larger financial players, they aren't banks, right? So, they don't have deposits. They have a lot of customers, and they have a lot of customers who own Bitcoin and other digital assets, for whom they are providing custodial services. But if they want to lend U.S. dollars—if their customers want to borrow, they absolutely need a source of dollars.

And this is—Ben has talked about this in terms of the fact that there's this massive demand for U.S. dollar borrowing against digital assets. And that demand is only going to continue to grow as more and more players come into the space. And this is just another reason why we're so bullish on the SEN Leverage opportunity, because, not only do we have a strong pipeline and are we adding partners, but, as more institutional players come into the space, there's a natural need for converting some of those digital assets back into U.S. dollars. And those players, even the sophisticated financial institutions as you're pointing out like Coinbase and Fidelity, they need to partner with a financial institution that has funding, that has deposits. And with our technology positioning in the space and the large deposit network that we have, we just think it's a natural fit, and it seems to be playing out that way.

Joseph Vafi
Thanks very much, Alan.

Alan Lane
You bet. Thank you for the questions.

Silvergate Capital Corporation
Tuesday, April 20, 2021, 11:00 AM Eastern

Operator
And this will conclude our question-and-answer session. I'd like to turn the conference back over to Alan Lane for any closing remarks.

Alan Lane
Alright, thank you Cole. Before we wrap up, I just want to thank our customers for trusting us with your business. It is truly a pleasure to serve you. And I also want to give a shout out to the Silvergate team for a great quarter. And finally, for those still hanging on, thanks to everyone on this call for your continued interest in Silvergate and for your ongoing support. We look forward to speaking with you again soon. Have a great day everybody.

Operator
The conference is now concluded. Thank you for attending today's presentation. You may now disconnect your lines at this time.
Silvergate Capital Corporation
Tuesday, April 20, 2021, 11:00 AM Eastern